INDEPENDENT AUDITORS' CONSENT

The Blue & White Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-92008 and Amendment No. 2 to Registration Statement Under the Securities Act of 1940 No. 811-21143 of the Blue & White Fund ("the Fund") on Form N-1A of our report dated September 26, 2003 appearing in the Annual Report of the Fund for the period ended August 31, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of this Registration Statement, and under the heading "Independent Accountants" and "Financial Statements" in the Statement of Additional Information, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Los Angeles, California
December 31, 2003